Exhibit 4.41

AMENDMENT NO. 1

TO THE

GREY ADVERTISING INC.

SENIOR EXECUTIVE OFFICER POST-EMPLOYMENT COMPENSATION PLAN

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WHEREAS, Grey Global Group Inc. (the “Company”) adopted and maintains the Grey Advertising Inc. Senior Executive Officer Post-Employment Compensation Plan (the “Plan”); and

WHEREAS, it is appropriate to amend the Plan for compliance with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, the Plan is hereby amended as set forth below:

FIRST

A new Section 11 is added to the Plan to read as follows:

“11. Section 409A.

(a) Notwithstanding anything to the contrary hereunder, a Participant shall not be deemed to incur a retirement hereunder unless the Participant also incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Notwithstanding anything to the contrary hereunder, as determined by the Company, to the extent this Plan or any provision herein constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code, which provides benefits to a Participant upon the Participant’s “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and the Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such payment to the Participant shall be delayed for six (6) months following the date of the Participant’s separation from service and any amounts withheld during such six-month period shall be paid without interest once benefits commence.

(c) It is intended that this Plan shall be limited, construed and interpreted in accordance with Section 409A of the Code. It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Furthermore, notwithstanding anything herein to the contrary, it is intended that any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

(d) No provision in the Plan shall be interpreted or construed to directly or indirectly transfer any liability for a failure to comply with Section 409A of the Code from a Participant or other individual to the Company, or any other individual or entity affiliated with the Company.

SECOND

The foregoing amendments shall apply only to Participants who are subject to Section 409A of the Code and shall not apply to amounts that are earned and vested prior to January 1, 2005.

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IN WITNESS WHEREOF, the Board of Directors of the Company have executed this Amendment effective as of January 1, 2009. This amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

	Date:	, 2008
Paul W. G. Richardson

	Date:	, 2008
Thomas O. Neuman

	Date:	, 2008
Kevin Farewell

	Date:	, 2008
Tom Lobene

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